STATE OF WASHINGTON                                           SECRETARY OF STATE

VIVID LEARNING SYSTEMS, INC.

SANDRA MULLER
723 THE PARKWAY
RICHLAND WA 99352

AMENDMENT

I, Sam Reed, Secretary of State of the State of Washington and custodian of its seal, hereby certify that documents meeting Washington statutory requirements have been filed and processed with the Secretary of State on behalf of:

VIVID LEARNING SYSTEMS, INC.

A Washington Profit Corporation

UBI: 601 610 450
Filing Date: December 24, 2003
Effective Date: December 24, 2003

       [Stamp]

     -------------------                             Given under my hand and the
     | THE SEAL OF THE |                             seal of the State of
     |     STATE OF    |                             Washington at Olympia, the
     | WASHINGTON 1889 |                             State Capital.
     -------------------
                                                   /S/ SAM REED
                                                   -----------------------------
                                                   Sam Reed, Secretary of State


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FILED                                                        12/24/2003 328769
SECRETARY OF STATE                                           $30.00 Check #7293
Dec. 24, 2003                                                Tracking ID: 647853
STATE OF WASHINGTON                                          Doc No: 328769-001

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                          VIVID LEARNING SYSTEMS, INC.

                                 ARTICLE 1. NAME

The name of this Corporation is Vivid Learning Systems, Inc.

                               ARTICLE 2. DURATION

This Corporation has perpetual existence.

                               ARTICLE 3. PURPOSE

This Corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under Title 23B of the Revised Code of Washington, as amended.

                     ARTICLE 4. REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation is 723 The Parkway, Richland, WA 99352, and the name of the registered agent at such address is Sandra I. Muller.

                            ARTICLE 5. CAPITAL STOCK

5.1 AUTHORIZED CAPITAL. The authorized capital stock of this Corporation shall consist of 100,000,000 shares of Common Stock, without par value (the "Common Stock"), and 25,000,000 shares of Preferred Stock, without par value (the "Preferred Stock').

5.2 ISSUANCE OF PREFERRED STOCK IN SERIES. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to provide for the issuance of such shares in an aggregate amount not exceeding the number of shares of Preferred Stock authorized by these Articles of Incorporation, as amended from time to time; and to determine with respect to each such class and/or series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any class and/or series (which may be one or more votes per share or a fraction of a vote per share, which may wry over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any class and/or series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any class and/or series in the event of liquidation, dissolution, or winding up of the affairs of the corporation, the rights, if any, of holders of Preferred Stock of any class and/or series to convert or exchange such shares of Preferred Stock of such class and/or series for shares of any other class or series of capital stock or for any other securities, property, or assets of the corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such lights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that class and/or series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may wry under different conditions and at different redemption dates, and whether any shares of that class and/or series shall be redeemed pursuant to a retirement or sinking fund or otherwise, and the terms and conditions of such obligation.

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Before the  Corporation  shall issue any shares of Preferred  Stock of any class and/or series, articles of amendment in a form meeting the requirements of the Washington Business Corporation Act, as amended from time to time (the "Act"), setting forth the terms of the class and/or series and fixing the voting powers, designations, preferences, the relative, participating, optional, or other special rights, if any, and the qualifications, limitations, and restrictions. if any. relating to the shares of Preferred Stock of such class and/or series, and the number of shares of Preferred Stock of such class and/or series authorized by the Board of Directors to be issued shall be filed with the Secretary of State of the State of Washington in the manner prescribed by the Act, and shall become effective without any shareholder action. Further, the Board of Directors has authority to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any class or series subsequent to the issuance of shares of that class or series.

                          ARTICLE 6. PREEMPTIVE RIGHTS

Shareholders of this Corporation have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the Corporation.

                              ARTICLE 7. DIRECTORS

The determination of the number of directors of this Corporation shall be as specified by the bylaws of this Corporation.

              ARTICLE 8. ACTION BY NONUNANIMOUS SHAREHOLDER CONSENT

8.1 ACTION. Subject to the provisions of RCW 23B.07.040, shareholders may take action by less than unanimous written consent of all shareholders entitled to vote on an action.

8.2 NOTICE. Before the date on which the action becomes effective, notice of the taking of such action shall be given to each shareholder of record, in writing, describing with reasonable clarity and specifying the general nature of the action approved, stating the effective date and time of the approved action, and accompanied by the same material that, under the Act, would have been required to be sent to nonconsenting or nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted for shareholder action. Except as otherwise provided in RCW 23B.07.040 or other provisions of the Washington Business Corporation Act, such notice shall be given as follows: (a) if mailed, by deposit in the U.S. mail at least forty-eight (48) hours prior to the specified effective time of such action, with first-class postage thereon prepaid, correctly addressed to each shareholder of record at the shareholder's address as it appears on the current record of shareholders of the Corporation; or (b) if delivered by personal delivery, by courier service, by wire or wireless equipment, by telegraphic or other facsimile transmission, or by any other electronic means which transmits a facsimile of such communication correctly addressed to each shareholder of record at the physical address, electronic mail address, or facsimile number, as it appears on the current record of shareholders of the Corporation, at least forty-eight (48) hours prior to the specified effective time of such action, provided that at least twenty
(20) days' notice to nonconsenting shareholders is required in the case of an action that would constitute a significant business transaction under RCW 23B.19.020(15).

                          ARTICLE 9. CUMULATIVE VOTING

Shareholders of this Corporation shall not have the right to cumulate votes in the election of directors.

                  ARTICLE 10. LIMITATION OF DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for:


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      (a)   Acts or omissions involving  intentional  misconduct by the director or a knowing violation of law by the director;
      (b)   Conduct   violating   RCW  23B.08.31  0  (which   involves   certain
            distributions by the Corporation);
      (c) Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

If the event of an amendment to the Washington Business Corporation Act to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not aversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

                    ARTICLE 11. INDEMNIFICATION OF DIRECTORS

11.1 INDEMNITY. The Corporation shall indemnify its directors to the full extent permitted by the Washington Business Corporation Act now or hereafter in force. However, such indemnity shall not apply because of:

      (a) Acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
      (b) Conduct of the director finally adjudged to be in violation of RCW 23B.08.31 0; or
      (c) The Corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws or in a separate directors' resolution or contract.

11.2 IMPLEMENTATION. The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts, or further arrangements shall include but not be limited to implementing the manner in which a determination as to any indemnity or advancement of expenses is made.

11.3 RIGHT TO INDEMNIFICATION. No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                                                           /S/ SANDRA MULLER
                                                           ---------------------
                                                           Corporate Secretary


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